Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 12, 2021 by and between Yntegra Capital Investments, LLC, a Delaware limited liability company, and Felipe MacLean (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of shares of Class A Common Stock, $0.0001 par value per share, of Clover Leaf Capital Corp. Each Party hereto agrees that the Schedule 13D, dated August 12, 2021, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: August 12, 2021	YNTEGRA CAPITAL INVESTMENTS, LLC

	By:	/s/ Felipe MacLean
		Name:	Felipe MacLean
		Title:	Managing Member

Date: August 12, 2021	/s/ Felipe MacLean
Felipe MacLean